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                                                                EXHIBIT 10.25
CONFIDENTIAL

                              EMPLOYMENT AGREEMENT

                 This AGREEMENT, made effective as of August 15, 1995, between Applied Materials, Inc., a Delaware corporation (the "Company"), a corporation having its principal office at 3050 Bowers Avenue, Santa Clara, California, and James W. Bagley ("Executive").

                                    RECITALS

                 The Company desires to retain the services and employment of Executive for the period provided in this Agreement, and Executive is willing to continue employment by the Company on a full-time basis for such period, upon the terms and conditions hereinafter set forth.

                 The execution of this Agreement has been duly authorized by the Board of Directors of the Company ("Board"), and the terms of compensation contained herein have been approved by the Stock Option And Compensation Committee ("Committee") of the Board.

                 NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

                 1. Employment. The Company agrees to employ Executive and Executive agrees to accept employment by the Company, for the period stated in paragraph 3 hereof and upon the other terms and conditions herein provided.

                 2. Position and Responsibilities. Until October 30, 1995, Executive agrees to serve the Company and the Company shall employ Executive as a member of and Vice Chairman of the Board, Chief Operating Officer of the Company and member of the Office of the Chief Executive Officer ("OCEO") of the Company. From October 30, 1995, through July 31, 1996, Executive agrees to serve the Company, and the Company shall employ Executive as a member of and Vice Chairman of the Board, and as an advisor to the Board and its Chairman on business, management and performance issues related to the Company.

                 3. Terms and Duties.

                          (a) Terms of Employment. The initial period of
Executive's employment under this Agreement shall commence on the date of this Agreement, and shall continue through October 29, 1995 (the "Initial Term") and the second period of Executive's employment under this agreement shall commence October 30, 1995 and continue through July 31, 1996 (the "Second Term").

                          (b) Duties. During the period of his employment
hereunder and except for illness and reasonable vacation periods, Executive shall devote his best efforts and


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skills to the business and affairs of the Company and its affiliated companies, as such business and affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Chairman of the Company; provided, however, that Executive may serve, or continue to serve, on the boards of directors of and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive's duties pursuant to this Agreement. The Company shall retain full direction and control of the means and methods by which Executive performs the services for which he is employed hereunder. Executive's services are to be rendered in the State of Texas, or in such other place or places in the United States or elsewhere as may be determined from time to time by the Board. Executive shall not be required to perform duties or represent the Company in a manner which he reasonably believes would impair or jeopardize his position or reputation within the semiconductor and semiconductor equipment industries or the financial community.

                 4. Compensation and Reimbursement of Expenses; Other Benefits.

                           (a) Compensation. The Company shall compensate
Executive during the period of employment under this Agreement as follows:

                           (i) Base Salary.  An annualized base salary
                 ("Base Salary"), of not less than $439,950;

                          (ii) Bonuses. As a member of OCEO, the Executive's
                 bonus for fiscal year 1995 shall be determined using the same formula and parameters as the other members of the OCEO and will be deferred pursuant to Executive's election under the Executive Deferred Compensation Plan. An additional bonus (not payable under the Senior Executive Bonus Plan) shall be awarded to Executive in December 1996 using the same formula and parameters as were used to compute the fiscal year 1996 OCEO bonuses. The bonus for fiscal year 1996 will be computed on the salary earned (both paid and deferred) for fiscal 1996 and, if the Executive elects in accordance with the Executive Deferred Compensation Plan, will be deferred in accordance with the Executive's election;

                          (iii) Other Benefits. During the period of employment
                 under this Agreement, Executive shall be entitled to receive all other benefits of employment generally available to other members of the Company's management and those benefits for which key executives are or shall become eligible;

                          (iv) Administrative Assistant. During both the Initial
                 Term and Second Term of this Agreement, the Company will retain a person selected by Executive as his administrative assistant, and will provide such person with compensation and other benefits no less than those compensation and benefits in effect for the Executive's administrative assistant on July 10, 1995. Travel expenses for Executive and his administrative assistant, as Executive deems


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         appropriate for the fulfillment of his duties, will be authorized in a manner consistent with the Company's current practices.

                          (b) Reimbursement of Expenses. The Company shall pay
or reimburse Executive for all reasonable expenses incurred by Executive in performing his duties under this Agreement. The Company furthers agrees to furnish Executive with his current or equivalent office and conference room facilities, together with such assistance and accommodations as shall be suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

                 5.       Obligations of Executive During and After Employment.

                          (a) Executive agrees that during the term of his
employment under this Agreement, he will engage in no other business activities, directly or indirectly, which are or may be competitive with or which might place him in a competing position to that of the Company, or any affiliated company, without the written consent of the Board.

                          (b) Executive realizes that during the course of his
employment he will have produced and/or have access to confidential information, records, notebooks, data, formulae, specifications, trade secrets, customer lists, inventions and processes of Company and its affiliated companies. Therefore, during and subsequent to his employment by the Company, or by an affiliated company, Executive agrees to hold in confidence and not directly or indirectly to disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company's business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of Company, or of an affiliated company, and shall not be removed from the Company's or the affiliated Company's premises without its written consent, and shall be promptly returned to the Company upon termination of the Executive's employment with the Company and its affiliated companies.

                 6.       Termination By Company.

                          (a) Termination For Cause.  The Company may terminate
the employment of Executive "for Cause" at any time upon written notice to Executive specifying the cause of termination. If terminated pursuant to this
Section 6(a), the then current Base Salary shall be paid on a prorated basis to the date of termination. For purposes of this Agreement, "for Cause" shall mean the discharge resulting from a determination by the Company that Executive (i) has been convicted of a crime involving moral turpitude, including fraud, theft or embezzlement, (ii) has failed or refused (in a material respect) to follow reasonable policies or directives established by the Board which failure or refusal continues for thirty (30) days following written notice thereof to Executive, or (iii) has willfully and persistently failed to attend to material duties or obligations imposed on him under this Agreement. A termination by the Company under this Section 6(a) shall not prejudice any remedy to which the Company may be entitled either at law, in equity, or under this Agreement.

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                 (b) Termination Without Cause. The Company may terminate the employment of Executive without cause at any time after October 29, 1995, upon written notice to Executive; provided, however, that the Company shall be obligated to pay Executive, as severance, an amount equal to the Base Salary for the balance of the Second Term. Executive shall also be paid a cash bonus for fiscal 1996, by action of the Committee, equivalent to the bonus which he would have received had his term of employment continued through July 31, 1996. In addition, the Company, by action of the Committee, shall accelerate the exercise dates of all stock options held by Executive which would have become exercisable by July 31, 1996, to the date of his termination.

                 7.       Termination by Executive.

                          (a) Termination For Good Reason.  If Executive
terminates his employment hereunder for Good Reason (as hereinafter defined), he shall be entitled to the benefits set forth herein applicable to termination without Cause as set forth in Section 6(b) hereof. For the purposes of this Agreement, "Good Reason" shall mean:

                          (i) reduction by the Company in the Executive's Base
                 Salary;

                          (ii) assignment to the Executive of duties
                 inconsistent with his responsibilities as set forth in this Agreement, a substantial alteration in the title of Executive (so long as the existing corporate structure of the Company is maintained), or substantial alteration in the status of Executive in the Company organization;

                          (iii) failure by the Company to continue in effect,
                 without substantial change, any benefit plan or arrangement in which Executive was participating or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce his benefits under any benefit plan, unless all other key executives are similarly affected;

                          (iv) relocation of the Company's principal executive
                 offices or the Executive's relocation to any place other than the principal executive offices of the Company except for required travel on Company business; or

                          (v) any material breach by the Company of any
                 provision of this Agreement without the Executive having committed any material breach of his obligations hereunder.

                          (b) Termination Without Good Reason.  If Executive
terminates his employment hereunder without Good Reason his then current Base Salary shall be paid on a prorated basis to the date of termination, but no bonus not earned and payable under the terms of the Company's Senior Executive Bonus Plan shall be payable for the year in which such termination takes place.

                 8. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, shall be settled exclusively by

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arbitration in accordance with the Commercial Arbitration Rules of the American
Arbitration Association then in effect. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration held pursuant to this Section 8 shall take place in Santa Clara County, California.

                 9. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                 If to the Company:
                 Applied Materials, Inc.
                 3050 Bowers Avenue
                 Santa Clara, CA 95054
                 Attention:  James C. Morgan, Chairman

                 If to the Executive:
                 James W. Bagley
                 101 Firebird Cove
                 Austin, TX 78734

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                 10. Non-Waiver. Complete Agreement, Governing Law. No provisions of this Agreement may be modified, waived or discharged except in writing signed by both parties. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                 11. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to by an original but all of which together shall constitute one and the same instrument.

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                 13. Publicity. A press release containing text satisfactory to both parties hereto will be issued concurrently with the execution of this Agreement.

                 IN WITNESS WHEREOF, the Executive and the Company (pursuant to a resolution of its Board adopted at a duly constituted meeting) have executed this Agreement, effective as of the date first above written.

                                       APPLIED MATERIALS, INC.,
                                       a Delaware corporation



                                       By      /s/James C. Morgan
                                               -----------------------------
                                               James C. Morgan
                                               Chairman of the Board

                                       THE EXECUTIVE

                                               /s/James W. Bagley
                                               -----------------------------
                                               James W. Bagley


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